Exhibit 99.1

Contacts :	Investor Relations	Public Relations
	Ed Lockwood	David Shane
	(408) 519-9345	(408) 519-9245
	ir@tivo.com	dshane@tivo.com

TIVO DOUBLES SUBSCRIPTION ADDITIONS AND

EXPECTS TO REACH PROFITABILITY BY FISCAL YEAR END

•	Total subscription base grows to over 3 million;

•	Service revenues 73% higher than Q4 of last year;

•	Operating cash flow increases to $17.8 million;

•	Company plans enhanced service offerings during the year

ALVISO, Calif. – March 10, 2005 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), reported today that it added approximately 698,000 net subscription additions in the fourth quarter, more than double the number it added in Q4 of last year. At over 3 million, the Company’s total installed base of subscriptions is more than double what it was a year ago.

Service revenue for the quarter increased 73% to $33.0 million, compared with $19.1 million for the three months ended January 31, 2004. TiVo’s net loss in Q4 was ($33.7) million, or ($0.42) per share, compared to a net loss of ($12.4) million, or ($0.18) per share, for the three months ended January 31, 2004. The increase in net loss for the quarter reflects the impact of TiVo’s increase in rebate expense during in the quarter, as part of the Company’s previously announced subscription acquisition activities. Additionally, this quarter’s results include $3.2 million in non-cash charges related to TiVo’s recently completed redemption of its 7% Convertible Senior Notes.

Operating cash flow during the quarter was approximately $17.8 million, compared with approximately $13.4 million in Q4 of last year. TiVo ended the year with $106.3 million in cash and short-term investments.

“This was a yet another year of continued growth for TiVo, and we met our objective of doubling our total subscription base in the year,” said Mike Ramsay, TiVo’s Chairman and CEO. “Now, with total subs over 3 million-strong and growing, we are focused on reaching profitability. We have a growing base of recurring revenues that, combined with planned reductions in total acquisition spending in the year, will put us in a position to achieve this goal by Q4.”

Broadband, Mobility Differentiate TiVo Service From Competing DVRs

TiVo is investing to further differentiate the TiVo service from generic cable and satellite DVRs, offering new entertainment and information applications to enrich its subscription offering and offer consumers unprecedented choice and convenience in their home entertainment. The newly released TiVoToGo™ service enhancement, which allows subscribers to transfer their shows to a PC, portable media player or DVD burner, is the latest example of the applications that are envisioned as part of the future ‘Personal Entertainment Network.’ “Rapid broadband adoption and growing consumer demand for mobility are dramatically changing the way people enjoy home entertainment,” said Ramsay. “TiVo is innovating to build upon the award winning user experience that we introduced five years ago, when we first launched DVR, and to deliver to our customers innovative new services,” said Ramsay.

Management Provides Guidance for the First Quarter

First Quarter Management Guidance	Quarter ending April 30, 2005
(in millions, except subscription numbers)

Service and Technology Revenues	$37.4 - $38.0
Rebates, Revenue Share and Other Payments to Channel	$(10.0) - $(11.0)
Cost of Service and Technology Revenues	$9.2 - $9.5
Hardware Gross Margin	$(2.0) - $(3.0)

Gross Margin	$14.2 - $16.5

Net Loss	$(8.0) - $(10.0)

TiVo-Owned Subscription Net Additions	65,000 – 75,000
DIRECTV Subscription Net Additions	200,000 – 225,000

Total Subscription Net Additions	265,000 – 300,000

Management Provides Revenue and Net Loss Guidance for Year Ending January 31, 2006

Management guidance for annual service and technology revenues is a range of $155.0 million to $165.0 million in the year. Management guidance for net loss for the year is a range of $10.0 million to $25.0 million, excluding options expense. Management also provided guidance that it expects to reach profitability by the fourth quarter, excluding options expense.

Net loss excluding options expense is a supplemental non-GAAP financial measure. Management is presenting this measure because it does not believe that options expense is indicative of the Company’s core operating performance, and presenting net loss excluding options expense will foster comparison of our results with prior periods. In addition, due to the ongoing implementation of Statement of Financial Accounting Standards 123R and the uncertainties related to the magnitude of the future options expense, management is not able to estimate at this time the magnitude of the impact of the options expense on net loss for the 2006 fiscal year. However, because options expense does impact our income statement, this measure should not be considered as a substitute for net loss determined in accordance with GAAP as a measure of financial performance.

Conference Call and Web Cast

TiVo will host a conference call to discuss fourth quarter financial and operating results at 2:00 pm PT (5:00 pm ET), today, March 10, 2005. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial 800-289-0569 and use the password 2049382. The web cast will be archived and available through March 17, 2005 at www.tivo.com/ir or by calling 888-203-1112 and entering the conference ID number 2049382.

About TiVo Inc.

Founded in 1997, TiVo Inc. (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the Company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. The Company is based in Alviso, Calif.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results.” More information on potential factors that could affect the

Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as amended, and the Quarterly Reports on Form 10-Q for the periods ended April 30, 2004, July 31, 2004, and October 31, 2004, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo and the TiVo Logo are registered trademarks of TiVo Inc. in the United States and other jurisdictions. TiVoToGo is a trademark of TiVo Inc. All rights reserved.

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TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Service revenues	$32,996	$19,083	$107,166	$61,560
Technology revenues	1,169	2,126	8,310	15,797

Service and Technology revenues	34,165	21,209	115,476	77,357

Hardware sales	50,452	25,537	111,275	72,882
Rebates, rev share & other pmts to channel	(25,188)	(4,114)	(54,696)	(9,159)

Net revenues	59,429	42,632	172,055	141,080

Cost of service revenues	10,426	5,252	29,360	17,705
Cost of technology revenues	440	2,496	6,575	13,609
Cost of hardware sales	52,267	26,687	120,323	74,836

Gross margin	(3,704)	8,197	15,798	34,930

Research and development	11,206	5,474	37,634	22,167
Sales and marketing	11,529	4,742	37,367	18,947
General and administrative	4,194	4,508	16,594	16,296

Loss from operations	(30,633)	(6,527)	(75,797)	(22,480)

Interest and other income (expense), net	(3,006)	(5,537)	(3,911)	(9,089)
Provision for taxes	(26)	(297)	(134)	(449)

Net loss attributable to common stockholders	$(33,665)	$(12,361)	$(79,842)	$(32,018)

Net loss per common share - basic and diluted	$(0.42)	$(0.18)	$(0.99)	$(0.48)

Weighted average common shares used to calculate basic & diluted	81,021	69,055	80,321	66,784

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 31, 2005	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$106,345	$143,235
Accounts receivable, net	25,879	12,131
Inventories	12,103	8,566
Prepaid expenses and other	5,714	9,063
Intangible, property and equipment, net	10,011	10,896

Total assets	$160,052	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Bank line of credit	$4,500	$—
Accounts payable and other liabilities	53,096	31,967
Deferred revenue	105,148	80,287
Convertible notes payable, long term	—	6,005
Total stockholders’ equity (deficit)	(2,692)	65,632

Liabilities & stockholders’ equity (deficit)	$160,052	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended		Twelve months ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(33,665)	$(12,361)	$(79,842)	$(32,018)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	4,934	6,673	10,441	15,431
Changes in operating assets and liabilities:
Working capital	25,888	5,585	3,934	(8,471)
Long-term prepaid assets and liabilities	937	(1,042)	3,014	(482)
Deferred revenue	19,690	14,566	24,861	17,837

Net cash provided by (used in) operating activities	17,784	13,421	(37,592)	(7,703)

Acquisition of property and equipment and intangibles, net	(520)	(645)	(3,646)	(2,391)
Purchases and Sales and maturities of marketable securities, net	(1,375)	75	(14,075)	(1,225)

Net cash used in investing activities	(1,895)	(570)	(17,721)	(3,616)

Net cash provided by financing activities	549	68,652	4,348	109,128

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	70,807	56,707	138,210	40,401
Balance at end of period	87,245	138,210	87,245	138,210

Net increase (decrease) in cash	$16,438	$81,503	$(50,965)	$97,809

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Twelve Months Ended
(Subscriptions in thousands)	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Subscription Net Additions
TiVo-Owned	251	130	485	260
DIRECTV	447	200	1,184	448

Total Subscription Net Additions	698	330	1,669	708

Cumulative Subscriptions
TiVo-Owned	1,141	656	1,141	656
DIRECTV	1,860	676	1,860	676

Total Cumulative Subscriptions	3,001	1,332	3,001	1,332

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	50%	40%	50%	40%

Included in the 3,001,000 subscriptions are approximately 65,000 product lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.